Exhibit 99

BUTLER NATIONAL NAMES JEFF YOWELL TO EXECUTIVE CHAIRMAN

Yowell to Complement Reedy’s Leadership and Progress Driving Butler National

New Century, Kan. – January 13, 2025 - Butler National Corporation (OTCQX: BUKS), a leader in the growing global market for aircraft modification, maintenance, repair and overhaul and a recognized provider of gaming management services, announces the appointment of Jeff Yowell to the newly created position of Executive Chairman. Mr. Yowell will work closely with President and CEO Chris Reedy guiding the company’s strategic vision and growth. With the change, Joseph P. Daly has been appointed Lead Independent Director.

Mr. Yowell, who has been a key driver of important corporate initiatives since joining the Butler National Board of Directors almost a year ago, brings a wealth of experience to the new role. “Jeff Yowell has been instrumental in building a strong foundation for Butler’s future growth. Yowell has spent significant time supporting CEO Chris Reedy in moving Butler National forward in several key areas, and the Board has established the new Executive Chairman role to support the CEO with the continued evolution of Board and strategic planning. The Board move is completely complementary and reinforces our commitment to good governance,” commented Joseph P. Daly, Lead Independent Director and Chair of the Butler National Nominating and Governance Committee.

Mr. Yowell operates JDY Inc., a C-Suite consulting business and is the owner of Getter Farms, LLC. Since 2015, Mr. Yowell serves on the Board of Trustees for the Trust of Buffalo Funds, a mutual fund complex of 10 funds, and has been the Board Chairman since 2018. From 1992 to 2012, Mr. Yowell served as President and Chief Executive Officer of DataCore Marketing, LLC. Mr. Yowell holds an M.B.A. from the University of Missouri – Kansas City and a B.S. from Trinity University.

“Jeff Yowell has exceeded my expectations and contributed far more than expected by bringing experience and well-thought guidance in many areas to Butler National,” said Chris Reedy, Butler National Corporation President and CEO. “I believe that Jeff Yowell is the right person for the Executive Chairman role to assist me with evolution of Company and the Board in the best interest of shareholders. In this role, the Company will draw on Mr. Yowell’s experience to continue to evolve active Board engagement and operational support to enhance various aspects of the business. I appreciate the commitment of Mr. Yowell,” added Mr. Reedy.

Jeff Yowell commented, “I appreciate the Board’s confidence in my work and direction. I am focused on supporting Company and enhancing shareholder value. While there have been significant changes to the Company, and particularly the Board, over the past year, the positive evolution opportunities in front of us are exciting. I believe that my role of Executive Chairman will complement Chris Reedy and provide a resource that allows him to focus more effectively on driving growth. I look forward to the results that I can achieve in this new role.”

About Butler National Corporation

Butler National Corporation operates in the Aerospace and Professional Services business segments. The Aerospace Products segment includes the manufacture, sale and service of electronic equipment and modifications to aircraft structures and electrical systems to support special mission and commercial aviation operations. We operate two Federal Aviation Administration ("FAA") Repair Stations. Butler National companies, Avcon Industries, Inc. and Butler Avionics, Inc., concentrate on enhancements to Learjet, Beechcraft King Air, Cessna Caravan, Gulfstream, and other turbine powered aircraft. Butler National-Tempe designs and manufactures robust electronic controls and cabling. Butler National Corporation has been a recognized provider of professional management services in the gaming industry for more than 20 years. The Professional Services segment includes the management of a gaming and the related dining and entertainment facility in Dodge City, Kansas. Boot Hill Casino and Resort features approximately 500 slot machines, 14 table games and a DraftKings branded sportsbook.

# # #

For more information, contact:

David Drewitz, Investor Relations

david@creativeoptionscommunications.com

972-814-5723